Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

(as of December 31, 2004)

Name	Jurisdiction

Blair Park Services, Inc.	Pennsylvania
Chowns, Inc.	Delaware
Dacon Corporation	Texas
Dashiell Corporation	Texas
Dashiell Holdings Corporation	Delaware
Electric Services, Inc.	Delaware
Gas Distribution Contractors, Inc.	Missouri
InfraSource Concrete & Paving Services, LLC	Delaware
InfraSource Corporate Services, Inc.	Pennsylvania
InfraSource Incorporated	Delaware
InfraSource Underground Construction California, Inc.	Delaware
InfraSource Underground Construction LLC	Delaware
InfraSource Underground Construction Services, LLC	Georgia
InfraSource Underground Power, Inc.	Minnesota
InfraSource Underground Services, Inc.	Delaware
International Communications Services, Inc.	Nevada
IUC Iowa, LLC	Delaware
Maslonka & Associates	Arizona
Mechanical Specialties, Inc.	Virginia
Mid-Atlantic Pipeliners Inc.	Delaware
M.J. Electric, Inc.	Delaware
Mueller Pipeliners Inc.	Delaware
OSP Consultants, Inc.	Virginia
OSP, Inc.	Virginia
OSP Telecom, Inc.	Delaware
OSP Telecom De Mexico S.A., D.E., C.V.	Mexico
RJE Telecom, Inc.	Florida
Sunesys, Inc.	Pennsylvania
Sunesys of Virginia, Inc.	Virginia
Trinity Industries, Inc.	New Jersey
Utility Locate and Mapping Services, Inc.	Virginia